UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES

EXCHANGE ACT OF 1934

GAME PLAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-0209899
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

112 Water Street, Suite 500
Boston, MA	02109
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  [X]

Securities Act registration statement file number to which this form relates: 333-160730 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value $0.001 per share

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Capital Stock

Game Plan Holdings, Inc.’s (referred to as “we,” “us,” and “our”) authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”).

Common Stock

Holders of Common Stock are entitled to one vote per share, whether represented in person or by proxy, on matters submitted to a vote of our stockholders. At all elections of directors, each holder of Common Stock is entitled to as many votes as equal the number of shares owned multiplied by the number of directors to be elected. The holder may cast all of his or her votes for a single director or may distribute them as he or she may see fit. The holders of a majority of the shares of Common Stock entitled to vote at a stockholders’ meeting, present in person or by proxy, shall constitute a quorum at all stockholders’ meetings for the transaction of business, except as provided by statute, the Articles of Incorporation, or the Amended and Restated Bylaws. The stockholders present at a duly called meeting at which a quorum is present may transact business if any action is approved by a majority of the shares that constitute a quorum.

Subject to applicable state and federal law, dividends may be declared and paid out of any funds available therefore, as often, in such amount, and at such time or times as our board of directors may determine. We have not declared any dividends and do not anticipate that we will do so in the foreseeable future.

Holders of Common Stock are not entitled to preemptive, subscription, or conversion rights. There are no redemption or sinking fund provisions applicable to Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

The board of directors has the power to amend our bylaws. Our Amended and Restated Bylaws govern, among other things, the number of directors to serve on the board and dividend rights. However, the board of directors does not have the power to change the quorum requirements for meetings of stockholders or the board of directors. Additionally, if any bylaw regulating an impending election is adopted, amended, or repealed by the board, the notice of the next stockholders’ meeting must contain the bylaws so adopted, amended, or repealed, along with a statement of the changes made.

Neither our Articles of Incorporation nor our Amended and Restated Bylaws contain provisions that would delay, defer, or prevent a change in control of our company, and that would operate only with respect to an extraordinary corporate transaction involving our company, such as a merger, reorganization, tender offer, sale or transfer of substantially all of our assets, or liquidation.

Item 2. Exhibits.

The following exhibits are filed as a part of the registration statement:

3.1 Articles of Incorporation, along with Certificate of Amendments (incorporated by reference from our Form S-1 Registration Statement, filed on July 22, 2009).

3.2 Amended and Restated Bylaws (incorporated by reference from our Form S-1 Registration Statement, filed on July 22, 2009).

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GAME PLAN HOLDINGS, INC.

/s/ Jamie Dingman

By: Jamie Dingman

Chief Executive Officer

Dated: July 11, 2014

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